Exhibit 5

MORSE, ZELNICK , ROSE & LANDER
A   L I M I T E D   L I A B I L I T Y   P A R T N E R S H I P

     405 PARK AVENUE
NEW YORK, NEW YORK 10022-2605
212-838-1177
FAX – 212-838-9190

November 20, 2006

WRITER’S DIRECT LINE (212) 838-1177

Universal Power Group, Inc.
17200 Hayden Road
Carrollton, Texas 75006

Dear Sirs:

            We have acted as counsel to Universal Power Group, Inc., a Texas corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, as amended from time to time (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register (a) 3,450,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock), including shares to be sold upon exercise by the underwriters of their over-allotment option, of which 2,300,000 shares of Common Stock are being registered on behalf of the Company and 1,150,000 shares are being registered on behalf of Zunicom, Inc. (“Zunicom”); (b) the warrants to be issued to the representative of the several underwriters to purchase up to 345,000 shares of Common Stock (the “Representatives’ Warrants”); (c) 345,000 shares of Common Stock underlying the Representatives’ Warrants; and (d) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (d) above are hereinafter referred to as the “Securities.”

            In this regard, we have reviewed the Company’s Amended and Restated Articles of Incorporation, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those shares underlying the Representatives’ Warrants, when issued in accordance with the terms of those Warrants, will be legally issued, fully paid and non-assessable. The Representatives’ Warrants will, when issued as contemplated in the Underwriting Agreement and the Representatives’ Warrant, attached as exhibits to the Registration Statement, be validly issued and constitute a legally valid and binding obligation of the Company. This opinion is limited to (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws and (ii) the laws of the State of Texas, including statutory provisions, applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws.

            We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading “Legal Matters.” In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORSE, ZELNICK, ROSE & LANDER, LLP

MORSE, ZELNICK, ROSE & LANDER, LLP